Exhibit 10.1
Amendment No. 1
to The Lovesac Company
Second Amended and Restated
2017 Equity Incentive Plan

This Amendment No. 1 (the “Amendment”) to The Lovesac Company Second Amended and Restated 2017 Equity Incentive Plan (the “Plan”) is made by the Lovesac Company, a Delaware corporation (the “Company”), effective as of the date of its approval by the stockholders of the Company at the Company’s 2023 annual meeting of stockholders.

The Amendment was approved by the Board of Directors of the Company on March 23, 2023.

1.Amendment to Section 4.1. Section 4.1 of the Plan is deleted and replaced with the following:

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, upon shareholder approval of the first amendment to this Plan, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be increased by 225,000 shares, making the aggregate number of shares of Stock that may be issued under the Plan equal to 2,879,889 shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

2.    Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect, and the forms of stock option award agreements, restricted stock units award agreements and any outstanding award agreements under the Plan shall effectively adopt the amendments herein, as applicable.